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                         TELEPHONE AND DATA SYSTEMS, INC.
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                (Name of Registrant as Specified In Its Charter)

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TELEPHONE AND DATA SYSTEMS, INC.

30 North LaSalle Street
Suite 4000
Chicago, Illinois 60602
Phone: (312) 630-1900
                                                                          [LOGO]
Fax: (312) 630-1908
Internet home page: www.teldta.com
                                  May 10, 1997

Dear Fellow Shareowners:

                        SUPPORT YOUR BOARD OF DIRECTORS!

    We are seeking your support! The TDS annual meeting will be held in only a few days on May 16, 1997. Your Board of Directors has nominated MR. GEORGE W. OFF for election as a Class I Director by holders of Common Shares and Preferred Shares issued before October 31, 1981. A proxy contest is being conducted by Franklin Mutual Advisers, Inc. ("Franklin"), which is seeking to elect its own nominee in opposition to Mr. Off. Do NOT sign or return any blue proxy card to Franklin. Your Board of Directors unanimously recommends that you VOTE FOR MR. OFF by returning the enclosed WHITE proxy card(s) today, even if you have previously voted a blue or white proxy card.

                YOUR BOARD IS BUILDING VALUE FOR TDS SHAREOWNERS

    TDS's business development strategy is to expand its existing operations through internal growth and acquisitions and to explore and develop other telecommunications businesses that management believes utilize TDS's expertise in customer-based telecommunications. We have been consistent in our strategies, goals and mission of building long-term shareowner value. The intrinsic, private-market value of TDS has grown rapidly over the past ten years. This tremendous growth has been accomplished to a significant degree by taking advantage of unusual corporate development opportunities in wireless telecommunications.

    - We capitalized on our position in the wireline telephone business to achieve a significant position in the cellular business.

    - We applied for cellular licenses in all cases in which we were permitted under FCC rules and were successful in many lotteries.

    - We started acquiring valuable cellular interests in the early days of the cellular industry.

    - We bought mid-sized metropolitan cellular markets at $10-$15 per pop in the late '80s.

    - We bought rural service areas at $50-$60 per pop in the early '90s.

    - We clustered these properties together to add to their private market value.

    - We believe that the private market value of our cellular business approaches $200 per pop today.

    - We enhanced the scale and scope of our wireless business by buying major metropolitan PCS markets at an average price of about $10 per pop in FCC auctions.

    We have taken a number of other actions designed to gain recognition of the intrinsic value TDS has created in the TDS Common Shares. Since 1994, we have generated cash proceeds of over $400 million by trading and selling non-strategic assets to finance corporate development and growth. In addition, given the recent relatively low price of your Common Shares, we have greatly reduced the use of those Common Shares in corporate development and have implemented a Common Share repurchase program. We continue to explore alternatives for achieving greater recognition of the growing intrinsic value of your Company in the capital markets and enhancing shareowner value in ways that comport well with the growth and financing strategies that have contributed so greatly to building the long-term intrinsic value of your Company.

    IN FACT, FRANKLIN CONFIRMS THE COMPANY'S SUCCESS when it states that an independent securities analyst believes that the Company's private market value is more than twice the current price of TDS's common stock. CLEARLY, management's strategy of building shareowner value is working. AT THE SAME TIME, the Company has preserved and enhanced the fundamental strength of your Company, which has never been better.

    THE PROOF that management's strategy is working is that your Company's rate of growth in cash flow is accelerating as the Company obtains the benefits from its earlier acquisitions. The Company's operating cash flow per share and earnings per share have increased from 1991 through 1996 at compound annual growth rates of 14.5% and 18.9%, respectively.

    TDS HAS EXPERIENCED EXTRAORDINARY GROWTH! When you consider the growth of operating cash flow per share and earnings per share, it is clear that TDS has been building value for its shareowners. This growth has permitted the Company to increase its per share dividend on an annual basis. TDS is one of the few primarily wireless companies that has significant income, high equity, low debt and an investment grade debt rating. TDS has paid increasing dividends for 23 consecutive years. The TDS per-share dividend has increased at an annual compound growth rate of nearly 7% for the ten-year period ended December 31, 1996.

    The stability of the Company has enabled it to become a company with 7,000 employees, providing millions of customers with state-of-the-art communications services. The long-term investment philosophy of the Company has made this possible. Unlike companies with short-term investment goals that boost their stock price through short-term quick fixes, the Company has grown and expanded efficiently and continuously.

    THE USE OF TDS STOCK HAS INCREASED VALUE! The use of stock has enabled TDS to make acquisitions that have contributed significantly to the growth in operating cash flow and earnings. If you had invested $100 in TDS Common Shares on December 31, 1986 and reinvested cash dividends, your investment would have grown to $490 in ten years, which represents a compound annual growth rate of 17.2%. This compares favorably to the S&P 500, which had a 14.9% annual compound growth rate over the same period, assuming the reinvestment of cash dividends. THE COMPANY'S PERFORMANCE ALSO COMPARES FAVORABLY TO THE AVERAGE TOTAL RETURN OF 14.8% TO 15.7% IN EACH CASE FOR THREE FRANKLIN MUTUAL SERIES FUNDS FOR THE SAME PERIOD, AS REPORTED IN AN ADVERTISEMENT WHICH APPEARED IN THE MAY 1997 ISSUE OF KIPLINGER'S PERSONAL FINANCE MAGAZINE.

    The TDS stock price has been depressed recently. However, so have the prices of many of its wireless peers. Nevertheless, the percentage change in the Company's stock price for the two-year period ended March 31, 1997 is comparable to or better than its cellular peers.

    We share the concern of other shareowners and would like to see improvement in the TDS stock price. The Board has been responsive to the concerns of its shareowners and has taken action to improve the TDS stock price. Your Board and management met with certain shareowners, including Franklin, to discuss actions which could be taken to improve the performance of the TDS stock price. Because of the low stock price, the Board has reduced the number of shares being issued for acquisitions. Between 1989 and 1994, the cumulative annual growth rate in the total number of Series A and Common Shares outstanding was 13.2%. Between 1994 and 1996, the cumulative annual growth rate in the total number of outstanding Series A and Common Shares was 5.6%. The Board also authorized a stock buy-back program in December 1996. The Company has purchased approximately
1.2 million TDS Common Shares in 1997.

    Contrary to what Franklin has asserted, the number of TDS shares outstanding on March 31, 1997 was NOT greater than the number outstanding on December 31, 1996. The number of outstanding Series A Common Shares did not change, and the number of outstanding Common Shares decreased by 729,000 shares, due primarily to the repurchase of approximately 798,000 Common Shares during the first quarter.

    We believe that the way to enhance the TDS stock price is to make investments and conduct operations in ways that will result in substantial increases in long-term shareowner value per share. TDS could not have become as large and strong as it is without judiciously using debt and equity financing. The Board does not authorize the issuance of equity unless it believes that it will strengthen the Company and enhance per share value over the long term. Your Board does not support any actions which may result in temporary, short-term increases in stock market value at the expense of longer-term financial strength and competitiveness.

    Management is focused on long-term internal growth of intrinsic value per share and financial strength. As shown on pages 72-75 of the Company's 1996 Annual Report to Shareowners, the 10-year financial performance of the Company is excellent.

    The current structure of TDS reflects the creativity of management in focusing on value and providing financing alternatives. TDS believes it has a knowledgeable team of financial executives with significant understanding of financial structure and also has extensive access to the advice of outside experts. We believe there are substantial financing and tax efficiencies derived from the Company's structure. Management believes that this structure continues to serve the goal of TDS of increasing long-term shareowner value per share. Nevertheless, TDS is always open to opportunities to change the structure if these would increase long-term shareowner value per share.

          QUALIFICATIONS, INDEPENDENCE AND EXPERIENCE OF TDS DIRECTORS

    The TDS Board includes persons who are well qualified to represent the interests of shareowners. Collectively, members of management of the Company, including the Board, beneficially own approximately 11% of the common stock of TDS, most of which is owned by members of the Carlson family. Moreover, substantially all of the Carlson family's assets are invested in TDS common stock. As major shareowners of TDS, the interest of the Carlson family is totally aligned with the goal of increasing shareowner value per share. Studies show that owner-managed companies perform better than agent-managed companies.

    The Company believes that all directors should own stock in TDS. Accordingly, in 1996 the Company adopted a compensation plan for non-employee directors, pursuant to which non-employee directors will receive 50% of the annual director's fee and 33% of committee meeting fees in the form of Common Shares.

    TDS has a seasoned, balanced Board which has the requisite background and experience needed to competently represent shareowners, including two partners of major law firms, four MBAs, an engineer, a former chairman and president of a bank and a medical doctor and assistant professor who, collectively, have over 180 years of experience in the telecommunications industry. The background and experience of Franklin's candidate do not fill any recognized gap in the current mix of expertise on the TDS Board.

    In May 1996, the Company recognized the desirability of having an additional qualified independent director on the Board, after the retirement of a former director. The Board of Directors followed the best corporate practices in identifying and nominating an independent director to the Board. The Company engaged the national search firm, Spencer Stuart, to identify an eminently qualified independent director for the Board. After an extensive search, Mr. Off was appointed to the Board based on this search and the Board, following common and accepted corporate practice, recommended Mr. Off's election to the Board by the Common Share Group based on the outstanding qualifications and independence of Mr. Off.

    Mr. Off, like all of the other current directors of TDS, will continue to hold the Company accountable to all of its shareowners and will continue to devote himself to increasing the intrinsic value of your investment in TDS.

    Mr. Off is completely independent of the Company and of any shareowner. Mr. Off also meets or exceeds all of the requirements established for an independent director. Mr. Off is a CEO of a public company who has substantial experience in consumer marketing. The Board believes that Mr. Off's consumer marketing experience and background are important to the Company's future success due to the increasingly competitive nature of the Company's businesses. Mr. Off has a high degree of business acumen, as evidenced by his participation in the founding of Catalina Marketing Corporation from its inception, and helping it to develop as a major public corporation which is listed on the New York Stock Exchange.

    The Board believes that Mr. Off's background and experience make him truly qualified to assist in building long-term shareowner value for the Company. Mr. Off brings the qualifications needed to develop the Company's intrinsic value through building the Company's businesses.

    WE BELIEVE THAT MR. OFF IS CLEARLY THE MORE QUALIFIED AND INDEPENDENT CANDIDATE AND RECOMMEND THAT SHAREOWNERS VOTE FOR MR. OFF.

                            YOUR VOTE IS IMPORTANT!

    Please VOTE your WHITE proxy card FOR MR. OFF and mail it TODAY, using the enclosed postage-paid envelope. Since time is short, you may also fax your proxy to us by following the instructions on the reverse side of this letter.

    Your vote is important to ensure that TDS remains on the steady course of building long-term shareowner value, and to ensure that qualified and independent Board members represent the best interests of all shareowners. Even if you have voted before, please SIGN, DATE AND RETURN the enclosed WHITE proxy card(s) NOW.

    Thank you for your continued loyalty and support.

                               Very truly yours,

           [SIG]                               [SIG]
LEROY T. CARLSON                               LEROY T. CARLSON, JR.
Chairman                                       President and Chief Executive Officer

                                   IMPORTANT!

  1. Regardless of how many shares you own, YOUR VOTE IS VERY IMPORTANT. Please SIGN, DATE and MAIL the enclosed WHITE proxy card(s), printed in black ink for Common Shares or red ink for Preferred Shares issued prior to October 31, 1981.

     PLEASE VOTE EACH WHITE PROXY CARD you receive, since each account must be voted separately. Only your latest dated proxy counts. MAIL the proxy card in the enclosed envelope or FAX BOTH SIDES to our proxy solicitor, MacKenzie Partners, Inc., at the number provided below.

  2. We urge you NOT TO SIGN ANY BLUE PROXY CARD sent to you by Franklin, even as a vote of protest.

  3. Even if you have sent a BLUE proxy card to Franklin, you have every right to change your vote. You may revoke that proxy and vote as recommended by management by signing, dating and mailing the enclosed WHITE proxy card in the enclosed envelope.

  4. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, please direct the party responsible for your accounts to vote the WHITE proxy card as recommended by management.

    If you have any questions on how to vote your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., as indicated below:

                                      [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885
                              FAX: (212) 929-0308

    PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY
                                   STATEMENT

  This letter contains "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. These statements contain potential risks and uncertainties and, therefore, actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

  Important factors that may affect these projections or expectations include, but are not limited to: changes in the overall economy; changes in competition in the Company's markets; advances in telecommunications technology; changes in the telecommunications regulatory environment; pending and future litigation; availability of future financing; and the unanticipated changes in growth in PCS customers, penetration rates, churn rates and the mix of products and services offered in the Company's markets. Readers should evaluate any statements in light of these important factors.